NOTICE OF CHANGE OF AUDITOR

PURSUANT TO NATIONAL INSTRUMENT 51-102
OF THE CANADIAN SECURITIES ADMINISTRATORS

TO: **ONTARIO SECURITIES COMMISSION**
BRITISH COLUMBIA SECURITIES COMMISSION
ALBERTA SECURITIES COMMISSION
FINANCIAL AND CONSUMER AFFAIRS AUTHORITY OF SASKATCHEWAN
THE MANITOBA SECURITIES COMMISSION
FINANCIAL AND CONSUMER SERVICES COMMISSION (NEW BRUNSWICK)
NOVA SCOTIA SECURITIES COMMISSION
THE OFFICE OF THE SUPERINTENDENT SECURITIES (PRINCE EDWARD ISLAND)
OFFICE OF THE SUPERINTENDENT OF SECURITIES, SERVICE NEWFOUNDLAND & LABRADOR

AND TO: **PRICEWATERHOUSECOOPERS LLP**

AND TO: **ERNST & YOUNG LLP**

We hereby provide notice pursuant to Section 4.11 of National Instrument 51-102 – *Continuous Disclosure Obligations* ("**NI 51-102**") in respect of the resignation of PricewaterhouseCoopers LLP as the auditor of Excellon Resources Inc. (the "**Company**") and the appointment of Ernst & Young LLP as auditor of the Company.

We confirm that:

1. On April 28, 2022 (the "**Effective Date**"), PricewaterhouseCoopers LLP (the "**Former Auditor**") resigned as auditor of the Company at the request of the Company.

2. The Company's audit committee and board of directors considered and approved the resignation of the Former Auditor as auditor of the Company and the appointment of Ernst & Young LLP (the "**Successor Auditor**") as successor auditor effective as of the Effective Date.

3. There were no reservations in the Former Auditor's reports on the Company's annual consolidated financial statements for the period commencing at the beginning of the Company's two most recently completed financial years and ending on the Effective Date.

4. In the opinion of the Company, there have been no "reportable events" (as such term is defined in NI 51-102) involving the Company and the Former Auditor.

DATED as of this 2nd day of May 2022.

EXCELLON RESOURCES INC.

(signed) *"Brendan Cahill"*
Name: Brendan Cahill
Title: President & Chief Executive Officer